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                                                                    EXHIBIT 99.7

                        [LETTERHEAD OF PACIFIC MUTUAL]

April 21, 1997


PACIFIC MUTUAL LIFE INSURANCE COMPANY
700 Newport Center Drive
Newport Beach, CA 92660

RE: Pacific Select Estate Preserver II Last Survivor Flexible Premium Variable Life Insurance Policy
     File No. 333-20355

To whom it may concern:

In my capacity as Assistant Vice President of the Product Design Department of Pacific Mutual Life Insurance Company, I have provided actuarial advice concerning:

The preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 filed by Pacific Mutual Life Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement") and the preparation of the policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

The illustration of death benefits, cash values and accumulated premiums shown in the Appendix to the prospectus, based on the assumptions stated in the illustrations and on two pages immediately preceding the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to the prospective Insureds of the policies at age 55 in the underwriting classes illustrated than to prospective Insureds of Policies at other ages or underwriting classes.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ PIERRE DELISLE
    ---------------------------
    Pierre Delisle, FSA
    Assistant Vice President